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EXHIBIT 10.5

SUBLEASE AGREEMENT

        THIS SUBLEASE AGREEMENT ("this Sublease") is made effective as of the 1st day of November, 2005 ("Effective Date"), by and between ITN Energy Systems, Inc., a Colorado corporation ("Sublessor"), and Ascent Solar Technologies, Inc., a Delaware corporation ("Sublessee").

RECITALS

        A. Pursuant to that certain Office/R&D Lease, dated effective as of November 30, 2000 (the "Primary Lease"), between ARA Building, L.L.C., a Colorado limited liability company, as the Lessor, and Sublessor as the Lessee thereunder, Lessor has leased to Sublessor part of the building located on the property legally described as Lot 7A, Block 3, KEN-CARYL BUSINESS CENTER PHASE 2, Amendment No. 1, Exemption Survey No. 4, Jefferson County, Colorado, also known and numbered as 8120 Shaffer Parkway, Suite 100, Littleton, Colorado 80127 (the "Leased Premises").

        B. Subject to Sublessor's receipt of Lessor's consent to this Sublease and subject to the other terms and conditions set forth in this Sublease, Sublessor desires to lease to Sublessee, and Sublessee desires to lease from Sublessor, a portion of the Leased Premises, totaling approximately 9,500 rentable square feet, and being that portion of the building depicted on the map attached hereto as Schedule 1 (the "Subleased Premises").

        For and in consideration of the rents, covenants, agreements and conditions contained in this Sublease, Sublessor and Sublessee hereby agree as follows:

        1.    Subleased Premises.    Subject to Lessor's written consent as herein provided, Sublessor hereby subleases to Sublessee, and Sublessee hereby accepts and subleases from Sublessor, the Subleased Premises upon the terms and conditions as set forth in this Sublease.

        2.    Access.    Sublessor hereby grants Sublessee, its employees, agents, contractors and invitees the non-exclusive right of ingress and egress to, through, in or on the portion of the Retained Premises (as shown on Schedule 1 attached hereto) as needed from time to time by Sublessee in the normal conduct of its business ("Retained Premises Right of Way"); provided that the Retained Premises Right of Way shall not permit Sublessee, its employees, agents, contractors or invitees access to those portions of the Retained Premises which are designated by Sublessor as restricted areas accessible to Sublessor's employees only due to the need to protect and secure its trade secrets and those portions of its operations which are of a sensitive nature. Use of the Retained Premises Right of Way shall be at Sublessee's sole risk. Sublessee hereby waives and releases Sublessor from and against any and all claims, damages, losses, liabilities, costs and expenses (collectively "Liabilities") arising from any use of the Retained Premises Right of Way. Sublessee shall indemnify, defend and hold Sublessor harmless from and against any and all Liabilities, including without limitation from and against reasonable attorney's fees which may be incurred by or asserted against Sublessee for any losses, injuries, death or other damages suffered by Sublessee or its employees, agents, contractors or invitees or any other person using the Retained Premises Right of Way with Sublessee's expressed or implied consent or permission.

        3.    Term of Sublease.    The term of this Sublease shall commence at noon on the Effective Date and shall end at noon on June 30, 2010 ("Term of this Sublease"), unless the term of the Primary Lease is sooner terminated under the terms and provisions of the Primary Lease. If the Primary Lease terminates prior to the Term of this Sublease, the Term of this Sublease shall terminate and the parties hereto shall be relieved of any further liability or obligations under this Sublease. Notwithstanding anything contained in this Section 3 to the contrary, if the Primary Lease terminates as a result of a default or breach by Sublessor or Sublessee under the Primary Lease and/or this Sublease, the defaulting party shall be liable to the nondefaulting party for the damage suffered as a result of such termination. If the Primary Lease gives Sublessor or Lessor any right to terminate the Primary Lease upon the occurrence of the partial or total damage, destruction, or condemnation of all or any portion of the Leased Premises, the exercise of such right by Sublessor or Lessor shall not constitute a default or breach for purposes of this Section 3.

        4.    Rent & Pass-through Expenses.    During the Term of this Sublease, Sublease shall pay to Sublessor in advance on the first day of each month, commencing on November 1, 2005, monthly rental income as follows:

    11/1/05 to 12/31/05—$4,775.00 per month
     1/1/06 to 6/30/07—$11,997.25 per montth
     7/1/07 to 6/30/10—$13,216.33 per month

    The total rent payable under this lease is seven hundred one thousand two hundred eighty-eight and 38/100 dollars ($701,288.38).

    Pass-through Expenses include Property taxes, Insurance, Water, Utilities not separately metered, Landscape Maintenance, HVAC Maintenance, Trash removal, Property Management Fees and any other property related expense allocable to the leased premises for which the Sublessor is liable for as Lessee under the Primary Lease. These expenses will be billed by Sublessor to Sublessee on a monthly basis based on annual estimates and reconciled to actual at the end of the year.

        5.    Primary Lease.    Sublessee hereby represents and acknowledges that it has received a copy of the Primary Lease, which is attached to this Sublease as Schedule 2, has read the Primary Lease in its entirety and understands the provisions of the Primary Lease. Except as otherwise expressly set forth in this Sublease, Sublessee agrees as follows:

  a.
  This Sublease shall be subject to and shall be deemed to include all of the terms, provisions, agreements, covenants and conditions of the Primary Lease to the extent such terms, provisions, agreements, covenants and conditions relate to the Subleased Premises, as if such terms, provisions, agreements, covenants and conditions were more expressly incorporated as part of this Sublease;

  b.
  All of the terms, provisions, agreements, covenants and conditions which Sublessor is obligated to perform and with which it is required to comply under the Primary Lease shall be binding upon, and enforceable against, Sublessee during the term of this Sublease, with respect to the Subleased Premises; and during the Term of this Sublease, Sublessee herby covenants to perform all such obligations and otherwise comply with all requirements to which Sublessor is bound under the Primary Lease with respect to, and as shall relate to, the Subleased Premises;

  c.
  All of the rights and privileges of Sublessor under the Primary Lease shall inure to the benefit of Sublessee to the extent that such rights and privileges relate to the Subleased Premises; and

  d.
  All of the rights and remedies of the Lessor under the Primary Lease shall inure to the benefit of Sublessor to the extent such rights and remedies relate to the Subleased Premises and to Sublessee's obligation under this Sublease.

        6.    Relationship of Parties Under Terms of Primary Lease.    The parties to this Sublease intend, except as otherwise expressly provided in this Sublease, that the relationship between Sublessor and Sublessee shall be governed by the provisions of the Primary Lease as though the provisions thereof were more fully and completely set forth in this Sublease, and as though all references in the Primary Lease, as so incorporated in this Sublease, to the term "Lessor" were substituted by the term "Sublessor," and all references to the term "Lessee" were substituted by the term "Sublessee." By way of illustration only, if Sublessee is delinquent in making a timely payment of its proportionate share of any monthly installment of rent, as provided under Section 4 of this Sublease, and otherwise fails to perform or comply with, violates or breaches any other terms, provisions, agreements, covenants and conditions made by Sublessee under this Sublease, the respective rights, responsibilities, duties and obligations of Sublessor and Sublessee under this Sublease shall be determined by the Primary Lease, with the term "Sublessor" substituted for the term "Lessor" whenever the term "Lessor" appears in the Primary Lease, and the term "Sublessee" substituted for the term "Lessee" wherever the term "Lessee" appears in the Primary Lease.

        7.    Provisions of Primary Lease Not Applicable to Sublease.    The following provisions of the Primary Lease shall not apply to or be incorporated by reference as part of this Sublease:

  a.
  The portion of the preamble paragraph to the Primary Lease referring to the initial term of the Primary Lease and to the total rentable square footage being rented thereunder;

  b.
  Subparagraph A of Paragraph 1 of the Primary Lease, insofar as it relates to the obligation for rent from July 1, 2001 through October 31, 2005, being the date immediately preceding the Effective Date of this Sublease; and

  c.
  Subparagraph D of Paragraph 1 of the Primary Lease insofar as it relates to the payment of the full amount of the rent under the Primary Lease to Lessor, which shall remain the primary obligation of Sublessor.

        8.    Sublessee's Insurance of Its Properties.    Similar to the requirements imposed on Sublessor under Paragraph 16 of the Primary Lease, Sublessee agrees to, and shall, procure and maintain, at its sole cost and expense, an insurance policy providing for general public liability and property damage insurance coverage within the minimum limits required under such Paragraph 16. Sublessee shall name Sublessor and Lessor as additional insureds under such policy or policies. Sublessor and Sublessee shall maintain workers' compensation insurance with limits not less than at least the minimum statutory amount, and which coverage otherwise meets the requirements for such insurance under Colorado law, as regards their separate employees. By no later than January 10, 2006, Sublessor and Sublessee shall each obtain and deliver to the other certificates of insurance for all policies required to be maintained under this Sublease and the Primary Lease. Such certificates shall require that the policies may not be terminated, cancelled or materially altered without thirty (30) days prior written notice to the other party.

        9.    Waiver of Subrogation.    Sublessor and Sublessee each waive, for themselves and on behalf of their respective insurance carriers, any and all claims against the other, and their respective agents, employees, contractors and invitees, for any losses or damages, including, without limitation, property damage, bodily injury, or death arising from or related to any event or loss covered by the insurance policy or policies maintained or required to be maintained by such party. All insurance policies maintained under this Sublease shall contain a waiver of subrogation provision.

        10.    Use of Common Areas.    Sublessee, and Sublessee's agents, employees, contractors and invitees shall have a non-exclusive right to have access to, and to use in common with Sublessor and Sublessor's agents, employees, contractors and invitees, the reception area, the dock area and conference facilities located on the Subleased Premises, as depicted in Schedule 1 attached to this Sublease (the "Common Areas"). Any such use shall be at Sublessee's sole risk and shall be subject to the provisions of Section 13 of this Sublease.

        11.    Contingency of Sublease.    As required under the provisions of Paragraph 10 of the Primary Lease, this Sublease and the rights and obligations of the parties hereunder are subject to, and conditioned upon, Lessor's prior written consent to this Sublease within the time period set forth in Paragraph 10 of the Primary Lease. If Lessor fails to give such written consent under the provisions of such Paragraph 10 as provided therein, this Sublease shall terminate and shall be null and void and both parties shall be relieved of all obligations and liabilities under this Sublease.

        12.    Use of Subleased Premises.    Consistent with the provisions of Paragraph 2 of the Primary Lease, Sublessee shall use the Subleased Premises for general office purposes related to Sublessee's customary business operations, and for thin film research, development, and manufacture, provided that such uses shall not violate any of the terms and provisions of this Sublease or the Primary Lease and further provided that such uses shall otherwise be subject to the terms, conditions and requirements as more particularly set forth in Paragraph 2 of the Primary Lease.

        13.    Cross Release and Indemnification.    To the extent that the Subleased Premises and the Retained Premises are not fully demised and separate and to the extent that there is or will be unrestricted access between the Common Areas of the Subleased Premises, the parties hereto agree that each party shall be solely responsible for insuring, securing, and protecting all of their respective items of equipment, inventory, contracts and other commercial papers, work product, financial information and data, trade secrets and other proprietary information (whether or not of a confidential nature), and other personal property (collectively "Personal Property Items") stored or kept on the Subleased Premises or the Retained Premises, as the case may be. Each party ("Releasing Party") hereby waives and releases the other party ("Released Party") and the agents and employees of such other party from and against any and all claims for any loss, damage, or destruction of any such Personal Property Items and from and against any and all other claims for any injuries, death, or damage sustained by the Releasing Party or any of its agents, employees, invitees, or contractors, occurring on or about the Leased Premises or otherwise relating to the Releasing Party's use thereof from any cause whatsoever, including, without limitation, the negligence of the Released Party or its agents, employees, contractors or invitees. The Releasing Party hereby indemnifies and holds the Released Party harmless from and against any and all liabilities, including, without limitation, reasonable attorney's fees, which may be asserted against or incurred by the Released Party for any such injury, death, loss, damages, or destruction.

        14.    Assignment and Subletting.    Sublessee shall not assign this Sublease or further sublet all or any portion of the Subleased Premises without: (a) the prior written consent of Sublessor under this Sublease, which consent shall be at the sole discretion of the Sublessor, and (b) the prior written consent of Lessor under the terms and provisions of Paragraph 10 of the Primary Lease.

        15.    Default and Remedies.    The terms of default, as well as any other terms and provisions set forth in Paragraph 11 of the Primary Lease, shall also constitute a default under this Sublease, and the terms and provisions of Paragraph 11 of the Primary Lease shall be incorporated into and made a part of this Sublease. In connection therewith, all references to the term "Lessor" in the Primary Lease shall be deemed to refer to "Sublessor," and all references to the terms "Lessee" or "Tenant" in the Primary Lease shall be deemed to refer to "Sublessee," for purposes of construing the provisions governing any default and the remedies available to the Sublessor upon the occurrence of any such default which is not cured in a timely manner. In no event shall the exercise of any election under this Sublease of a particular remedy by Sublessor in enforcing the terms of this Sublease, as permitted to be made by the "Lessor" under paragraph 11 of the Primary Lease, constitute an election by Sublessor to terminate this Sublease, unless such election is specifically provided for in a written document signed by Sublessor following the occurrence of such default. Any election by Sublessor to pursue one remedy shall not constitute a waiver of any other remedies available to Sublessor for any breach of the terms of this Sublease by Sublessee. Sublessor hereby represents to Sublessee that, to the best of its knowledge, Sublessor is not now, and has not been, in breach of any of the terms and conditions of the Primary Lease, and that the Primary Lease remains in full force and effect.

        16.    Compliance.    Sublessee shall comply with the terms and provisions of this Sublease, and Sublessor shall comply with the terms and provisions of the Primary Lease. Sublessee shall indemnify, defend and hold Sublessor harmless from and against any and all liabilities, including, without limitation, reasonable attorney's fees, incurred by Sublessor by reason of Sublessee's failure to perform its obligations under, or due to Sublessee's breach of, the terms and provisions of this Sublease.

Sublessor shall comply with all of its obligations under the Primary Lease and shall indemnify, defend and hold Sublessee harmless from and against any and all liabilities, including, without limitation, reasonable attorney's fees, incurred by Sublessee as a result of any failure by Sublessor to perform its obligations under, or due to Sublessor's breach of, the terms and provisions of the Primary Lease.

        17.    Amendment of Primary Lease.    Sublessor shall not amend, alter or modify the Primary Lease in any manner which will alter or modify Sublessee's rights, obligations or liabilities under this Sublease without Sublessee's prior written consent, which consent shall not be unreasonably withheld.

        18.    Notices.    All notices and demands which may be, or are required or permitted to be, given by either party to the other under this Sublease shall be in writing and shall be sent by facsimile, hand delivery, or United States certified or registered mail, return receipt requested with sufficient postage prepaid thereon, addressed to the party entitled to receipt of such notice at the address set forth below under such party's signature, or to such other address as the party entitled to the receipt of such notice may from time to time designate to the party giving the notice. Such notice shall be deemed given either when actually received or three (3) days after being deposited in the mail in the manner provided in this Section 18.

        19.    Governing Law.    This Sublease shall be governed by, and construed in accordance with, the laws of the State of Colorado.

        20.    Headings.    The section headings are for convenience of reference only and shall not be considered in the interpretation of the contents thereunder.

        21.    Binding Effect.    This Sublease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

        22.    Entire Agreement.    This Sublease constitutes the entire agreement between the parties concerning the use and occupancy, and the terms and conditions governing such use and occupancy, of the Subleased Premises by Sublessee.

        IN WITNESS WHEREOF, the parties hereto have executed this Sublease effective as of the day and year first set forth above.

SUBLESSOR:

ITN ENERGY SYSTEMS, INC., a Colorado corporation

By:	/s/ Mohan Misra Mohan S. Misra, President/CEO
	Address:	8130 Shaffer Parkway Littleton, CO 80127

SUBLESSEE:

ASCENT SOLAR TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ Matthew Foster Matthew Foster, President
	Address:	8130 Shaffer Parkway Littleton, CO 80127

CONSENT OF LESSOR

        Effective as of November 1, 2005, the undersigned Lessor under the Primary Lease (as defined in this Sublease) hereby consents to the subletting of the Subleased Premises (as described in Schedule 1 attached hereto) on the terms and conditions as set forth in the foregoing Sublease. This consent shall only apply to such Sublease Agreement and shall not be deemed to constitute consent to any other sublease or subletting of the Leased Premises (as defined in the Primary Lease).

LESSOR:

ARA BUILDING, L.L.C.,
a Colorado limited liability company

By:	CARRUTH PROPERTIES COMPANY, a Colorado Corporation
Its:	Manager
By:	/s/ Dennis Carruth Dennis Carruth, President Address: 10789 Bradford Road, Suite 150 Littleton, CO 80127

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SUBLEASE AGREEMENT
RECITALS
CONSENT OF LESSOR